DEMAND PROMISSORY NOTE

U.S. $563,910.63March 30, 2021

Las Vegas, Nevada

FOR VALUE RECEIVED, BOXABL INC., a Nevada corporation (“Borrower”), hereby promises to pay, on demand, to the order of Paolo Tiramani, an individual resident of Nevada (“Lender”) or his designee, at such place as Lender may from time to time designate in writing, the principal sum of Five Hundred Sixty-Three Thousand Nine Hundred Ten and 63/100 Dollars (U.S. $563,910.63), plus accrued and unpaid interest thereon, in accordance with the following terms and provisions of this Promissory Note (the “Promissory Note”).  Borrower acknowledges and agrees that this Promissory Note evidences prior advances from Lender to Borrower, which occurred on or about the dates and in the amounts set forth on Schedule A attached hereto.

1.Due on Demand. The Borrower shall pay to the order of the Lender the unpaid principal balance outstanding hereunder, together with all accrued interest thereon, immediately ON DEMAND given by Lender to Borrower without the need for any advance notice of any kind.

2.Interest.  The principal balance outstanding hereunder from time to time shall bear simple interest, as applicable, at the annual “prime rate” published in the Wall Street Journal on the date of this Promissory Note, plus one percent (1.0%).  As of the date of this Promissory Note, the “prime rate” published by the Wall Street Journal is three and twenty-five hundredths percent (3.25%).  Interest shall accrue on the entire principal sum of this Promissory Note beginning on January 1, 2021.  All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed.

3.Prepayments; Application of Payments.  Payments of principal may be made at any time, in whole or in part, without penalty.  All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal balance outstanding hereunder.

4.Borrower Waiver.  Borrower hereby waives presentment and demand for payment, notice of intent to demand, protest and notice of protest and nonpayment, and diligence in collection, and agrees that liability hereunder shall not be affected by any renewal or extension in time of payment hereof, if any.

5.Lender Waiver.  Lender may extend the time for payment of or renew the Promissory Note, release the Borrower from liability hereunder, and any such extension, renewal, release, or other indulgence shall not alter or diminish the liability of Borrower except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release, or other indulgence.

6.Costs of Collection.  Borrower agrees to pay all costs of collection, including, without limitation, attorneys’ fees, whether or not suit is filed in the event any payment of principal or interest is not paid when due, or to exercise any other right or remedy hereunder.  In the event of any court proceeding, attorneys’ fees shall be set by the court and not by the jury and shall be included in any judgment obtained by Lender.

7.Governing Law; Jurisdiction; Waiver of Jury Trial.  This Promissory Note will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles that would require the application of any other law.  The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit, or proceeding arising out of or relating to this Promissory Note may be brought in the courts of the State of Nevada or of the United States of America, in each case, located in Clark County, Nevada and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.  Nothing in this Section 7 shall affect the right of the Lender to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.  BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS PROMISSORY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

8.Amendments.  No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by Lender and Borrower.

9.Binding Nature.  The provisions of this Promissory Note shall be binding upon Borrower and the heirs, personal representatives, successors, and assigns of Borrower, and shall inure to the benefit of Lender and any subsequent holder of all or any portion of this Promissory Note, and their respective successors and assigns.

10.Notices.  All notices or demands by any party relating to this Promissory Note shall be in writing and shall be given to the relevant party at the address set forth below:

If to Lender:Paolo Tiramani

Email: tiramani@500group.com

If to Borrower:Boxabl Inc.

6120 N. Hollywood Blvd., Suite 104

Las Vegas, NV 89115

The parties hereto may change the address at which they receive notice hereunder by notice in writing in the foregoing manner given to the other party hereto.  Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, and (ii) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

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11.Severability. If any term or provision of this Promissory Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Promissory Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Promissory Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.Construction.  This Promissory Note shall be construed as a whole, in accordance with its fair meaning, and without regard to or taking into account any presumption or other rule of law requiring construction against the party preparing this Promissory Note.

13.Electronic Execution. The words "execution," "signed," "signature," and words of similar import in this Promissory shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA.

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IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first set forth above.

BORROWER:
BOXABL INC.,
a Nevada corporation

By:	/s/Paolo Tiramani
Name:	Paolo Tiramani
Title:	CEO

[Signature Page to Promissory Note]

SCHEDULE A

Summary of Advances

APPROXI MATE DATE	AMOUNT
Jan-20	$50,000.00
Feb-20	80,000.00
Apr-20	35,000.00
May-20	58,000.00
Jun-20	12,000.00
Jul-20	35,000.00
Aug-20	50,000.00
Sep-20	70,000.00
Oct-20	100,000.00
2020 Rxp Reimb	73,910.63
Total	$563,910.63

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